CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Senior Fixed Rate Notes Due 2027	$15,000,000.00	$1,605.00

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 197 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated January 25, 2007
Rule 424(b)(2)

MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes Due 2027

     Beginning February 16, 2010, we have the right to call all of these notes on any interest payment date and pay to you 100% of the par value of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to call the notes, we will give you notice at least 5 calendar days before the call date specified in the notice.

      We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

     We may increase the principal amount prior to the original issue date, but we are not obligated to do so.

Principal amount:	$15,000,000	Interest payment
Maturity date:	February 16, 2027	period:	Semi-annually
Settlement date		Interest rate:	6.00%
(original issue date):	February 16, 2007	Book-entry note or
Interest accrual date:	February 16, 2007	certificated note:	Book-entry note
Issue price:	100%	Senior note or
Underwriter’s		subordinated note:	Senior note
discounts and		Agent:	Morgan Stanley & Co.
commissions:	1.50%		Incorporated
Proceeds to company:	98.50%	Calculation agent:	The Bank of New York
Redemption percentage		Denominations:	$1,000 and integral multiples
at maturity:	100%		thereof
Redemption dates:	February 16, 2010 and any	Specified currency:	U.S. dollars
	interest payment date thereafter	Business day:	New York
Redemption percentage		CUSIP:	61745EUF6
at redemption date:	100%	Other provisions:	None
Interest payment dates:	Each February 16 and August 16,
	beginning August 16, 2007;
	provided that if any such day is not
	a business day, that interest
	payment will be made on the next
	succeeding business day; provided
	further that no adjustment will be
	made to any interest payment
	made on any succeeding business
	day.

     Terms not defined above have the meanings given to such terms in the accompanying prospectus and prospectus supplement.

MORGAN STANLEY

Supplemental Information Concerning Plan of Distribution

     We expect to deliver the notes against payment therefor in New York, New York on February 16, 2007, which will be the sixteenth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.